Exhibit 24.1
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned director and/or officer of Anixter International Inc., a Delaware corporation (the “Corporation”), which is about to file an annual report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, on Form 10-K, hereby constitutes and appoints Dennis Letham, Terry Faber and John Dul, and each of them as his or her true and lawful attorney-in-fact and agent, with full power and all capacities, to sign the Corporation’s Form 10-K and any and all amendments thereto, and any other documents in connection therewith, to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact agents or their substitutes may lawfully do or cause to be done by virtue hereof.
     IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand and seal as of the 21st day of February, 2008.

/s/ Lord James Blyth	/s/ George Muñoz

Lord James Blyth	George Muñoz

/s/ Linda Walker Bynoe	/s/ Stuart M. Sloan

Linda Walker Bynoe	Stuart M. Sloan

/s/ Robert L. Crandall	/s/ Thomas C. Theobald

Robert L. Crandall	Thomas C. Theobald

/s/ Robert W. Grubbs	/s/ Matthew Zell

Robert W. Grubbs	Matthew Zell

/s/ F. Philip Handy	/s/ Samuel Zell

F. Philip Handy	Samuel Zell

/s/ Melvyn N. Klein

Melvyn N. Klein